Exhibit 99.2

Pixelworks, Inc. Q4 2011 Conference Call
January 30, 2012

Steven Moore - CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today's conference call is to supplement the information provided in our press release issued earlier today announcing the Company's financial results for the fourth quarter ended December 31, 2011.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Monday, January 30, 2012, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management's statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income loss, and net income loss per share. These non-GAAP measures exclude restructuring charges, amortization of acquired developed technology, stock-based compensation expense, gain on sale of patents, gain on sale of marketable securities, and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

Bruce will begin today's call with a strategic update on the business, after which I will review our Q4 financial results and discuss our outlook for the first quarter of 2012.

Bruce Walicek - CEO

Thanks Steve. Good afternoon everyone and thank you for taking the time to join us today.

•	2011 was a year of solid progress for Pixelworks, as we expanded our product lines for the digital projection and advanced TV markets.

•	Building on our new product momentum in 2010, we delivered a series of new products, that extended our product lines and experienced strong customer traction.

•
While overall revenues for 2011 were down 7%, as the year began on a difficult note characterized by an inventory correction and major EQ in Japan, our new products gained significant traction and are now driving growth.

•	On a year over year basis new products were up 66% over 2010 and represented 56% of total sales, compared with 31% in the prior year

•	While Projector products were down for the year, that was largely offset by Advanced TV products which grew 97% year on year driven by our new product momentum and Tier 1 customer penetration.

•	And lastly embedded video products were down 32% year over year reflecting the winding down and discontinuation of legacy products in 2011 versus 2010.

In our Projector Product line, we now offer a full range of products for the entire spectrum of the Projector market, from low end connected systems, to high-end 3D cinema projectors.

•
Our products enable advanced applications in the Business and Consumer segments as well as the Education Market which now accounts for “over 50%” of the global projector market and is driving growth. Applications such as interactivity, 3D Video, and network as well as mobile connectivity are increasingly being demanded as the global education market shifts to the digital classroom.

•
In 2011 we introduced our next generation PJ platform code named TOPAZ that offer unparalleled integration, video performance and connectivity as well as support for advanced keystone correction and 3D video.

•	The Topaz family of products covers multiple segments of the projector market, from entry level 2D education and business projectors, to high end 3D home theatre systems.

•
Topaz is a significant operational milestone for the company, since it is the first comprehensive upgrade to our product line since 2005, and is based on a next generation video processing architecture designed from the ground up.

•	We believe the TOPAZ family of products will serve the market well for the foreseeable future, as projector platforms tend to last 3-5 years or more.

•
PXLW projector solutions provide a full suite of software and the Topaz family products are compatible with our Ruby series allowing customers to maintain their investment in software, while migrating to a next generation, highly integrated solution.

•
During the year we introduced the PW878, which is the Industry's first cost-effective 3D display processor with advanced geometry correction capabilities, that is designed for the business, education and mainstream home theatre projector markets.

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We also sampled our second device in the Topaz family, the PWC868 which is the non 3D/networked version of the Topaz family, and offers the latest video processing technology, combined with extensive connectivity capabilities.

•
Design win momentum is very strong for these products and we received key design commitments from Tier 1 customers and are now ramping Topaz products into production and we will be rolling out additional family members during 2012.

For the Advanced TV Market we delivered the next generation of our motion engine (MEMC) devices:

•	In 2011, we introduced and ramped into high-volume production the PA136 family, which is our 5th generation Advanced Video Processor.

•
The PA136 family provides industry leading video quality, and incorporates a number of advanced features, such as real-time static and motion based 2D-to-3D conversion, and Pixelworks' innovative n2m technology which improves low frame-rate internet video.

•
The PA136 family offers significant improvements over previous generations by simplifying design and significantly reducing overall system cost, all at a compelling price/performance point and with PXLW “industry leading” Video Quality.

•
We followed up the 136 with the PA138, which includes all the improvements and features of the 136, but targeted for advanced high end systems and supports the latest generation high performance panel interface technology.

•	These devices are in high volume production and we enter 2012 with significant momentum for these products.

•	During 2011 we penetrated several additional Top 5/Tier 1 TV OEMs for our PA series products.

•	Continuing to penetrating the Top Tier customer base, validates Pixelworks' leading innovative solutions in video processing.

•	These customers are selecting Pixelworks because, as the focused supplier in this market we provide:

◦	A combination of superior video quality, innovative value added features, and highly efficient system implementation cost.

◦	This combined with the ability to deliver top quality, high volume production, with world Class customer support is why Pixelworks is winning.

◦	At CES this year advanced large screen TVs from Tier 1 customers incorporating PXLW technology were prominently displayed on the floor.

At the show, we demonstrated industry leading technology across our product lines, that play directly into the key trends in video:

•	In our Projector Product Line we demonstrated:

◦	Our 3D Home Cinema Reference Design for DLP platforms and our Topaz 3D and connected display products

◦	We also showed our Network Display technology demonstrating smooth playback of low frame rate wireless video streaming from a mobile device

•	In our Advanced TV product area we demoed:

◦	Our 2D/3D conversion technology on a PR panel which allows the use of low cost passive glasses

◦	And we showed our 4Kx2K platform based on our PA138 as well as a demonstration of our PA168 Halo free MEMC technology

•	In 1H 2012 we will introduce the PA168 which is the next generation of video processing performance with advanced 4Kx2K support.

•	This product puts Pixelworks in a leadership position at the high end of the market and sets the stage for further Tier 1 customer penetration in 2012.

•	At CES this year TVs demonstrating the coming transition to 4Kx2K resolution were prominent at the show.

•	Brands such as LG Electronics and Sharp unveiled Ultra Definition TVs with four times more pixels compared to Full HD TV.

•	These systems deliver hyperrealism thanks to large screens and a real full HD 3D picture with no cross talk and require an order of magnitude increase in video processing performance.

•
Other technologies such Internet Connectivity enabling Smart TVs as well as voice recognition and gesture control, are all adding complexity to the TV platform, creating opportunity for separate advanced video processors.

•	All of these trends imply increasing complexity and requirements on the TV platform for functionality and video processing.

Now a few comments about Q411 results:

Overall revenues for the quarter came in at the low end of guidance as the low visibility noted on our Q311 conference call continued into Q4. Gross margin came in at the midpoint of guidance and Opex was at the low end as we continue to manage expenses carefully.

Going into Q1 we see visibility continuing to be lower than normal as customers experience an industry wide inventory correction coupled with typical seasonality. This is being exacerbated by the Thailand flood, especially for our projector customers, where component shortages have caused disruptions in their supply chains and build plans. Based on these factors we see revenues lower than typical seasonality in the $12-14M range for the quarter.

That being said, we expect to return to sequential growth in Q2 2012 based on a return to normal patterns and by new programs in our TV and Projector product lines ramping into production.

In closing, 2011 was a year of progress for Pixelworks and while the year ended on a sluggish note, we enter 2012 with significant new product momentum and customer traction across our product lines, and look forward to continuing to deliver exciting leadership products that play into the key trends in video.

Now, I'd now like to turn the call over to Steve to review the details of our fourth quarter

Steven Moore - CFO

Thank you, Bruce.

Revenue in the fourth quarter 2011 was $16.8 million, compared to $17.4 million in the third quarter and $14.1 million in the year-ago quarter. Revenue declined sequentially primarily due to weaker than expected demand in the digital projection market, while the increase compared to the year-ago quarter was driven by higher sales of new products and volume shipments for advanced TV.

The split of our fourth quarter revenue by market was:
67% digital projection,
25% TV and panel,
8% embedded video display

The revenue split between new and current products during the quarter was 65% new and 35% current.

Revenue from digital projection, which includes sales of our chips targeted at the advanced digital projection market, was down sequentially to approximately $11.2 million in Q4 on weaker than expected demand.

Revenue from TV and panel, which includes sales of our chips targeted at the large screen flat panel display market, was approximately $4.3 million in Q4, up 43% from the prior quarter and up over 200% from the year-ago quarter. Revenue growth in our advanced TV product line was primarily the result of the continued ramp of previous design wins for our PA series chips at tier-one manufacturers.

Embedded video display revenue in Q4 was approximately $1.3 million.

Non-GAAP gross profit margin was 48% in the fourth quarter, compared to 49.4% in the previous quarter and 47.1% in the fourth quarter of 2010. The sequential decrease in gross margin was primarily the result of a shift in product mix and the manufacturing ramp of new products into volume production for both the TV and Projector markets.

Pixelworks' gross margin is subject to variability based on changes in revenue levels, product mix, startup costs, and the timing and execution of manufacturing ramps as well as other factors.

Non-GAAP operating expenses were $9 million in the fourth quarter, compared to $9.1M in Q3 and $9.7M in Q4 2010. Our operating expense levels continue to reflect our commitment to tight expense management and will continue to vary based on the timing of future development activities.

Adjusted EBITDA was a positive $368,000 in Q4, compared to $734,000 in the third quarter of 2011. A reconciliation of adjusted EBITDA to GAAP net income may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $1.3 million, or a 7 cents loss per share, in the fourth quarter. This compares with net loss in the prior quarter of $470,000, or a 3 cents loss per share and non-GAAP net loss of $3.6 million, or 27 cents per share in the fourth quarter of 2010.

Moving to the balance sheet, cash and marketable securities ended the quarter at approximately $15.1 million, versus $17 million at September 30, 2011. At quarter-end the Company had no long-term debt and a zero balance on its short-term line of credit.

Other balance sheet metrics include day sales outstanding of 24 days at December 31, compared with 23 days at September 30, and inventory turns of 8.0 times in Q4 compared to 7.5 times at the end of Q3.

For the first quarter of 2012, we expect revenue to be in the range of $12 million to $14 million. As mentioned by Bruce, in addition to normal seasonality, Q1 revenue will be impacted by supply disruptions in our customers' projector businesses resulting from the Thailand floods.

We expect gross profit margin for the quarter to range between 45% to 47% on a non-GAAP basis and 43% to 45% on a GAAP basis.

We expect operating expenses in the first quarter to range between $8.5 million and $9.5 million on a non-GAAP basis, and $9 million to $10 million on a GAAP basis.

And final, we expect non-GAAP first quarter 2012 results of between a net loss of 6 cents and 20 cents per share; and on a GAAP basis we expect a net loss per share of between 11 cents and 24 cents.

That concludes my comments. We will now open the call for your questions.